Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

           This Membership Interest Purchase Agreement (this “Agreement”) is dated as of October  17, 2014 (the “Effective Date”) by and among: (i) Here To Serve Holding Corp., a Delaware corporation (“Seller”); (ii) Brooklyn Cheesecake & Desserts Company, Inc., a New York corporation (“Parent”); (iii) Brooklyn Cheesecake & Desserts Acquisition Corp., a wholly owned subsidiary of Parent (“Buyer”); (iv) Ronald Schutte, an individual (the “Parent Majority Shareholder”) and (v) Anthony J. Merante, an individual, Chairman, President, Chief Executive Officer and Chief Financial Officer of Parent (“Parent Executive”).  Buyer, Seller and Parent are sometimes referred to in this Agreement collectively as the “Parties” and each individually as a “Party.”

    Seller wishes to sell, assign and transfer to Buyer, and Buyer, for the consideration set forth below, wishes to purchase from Seller, the Membership Interests (hereinafter defined) owned by Seller on the terms and conditions more particularly set forth below.  In connection with the performance of the obligations hereunder, certain preferred stock in the Buyer will be issued to (i) Jeffrey Scott Cosman, an individual (the “Seller Preferred A Stockholder”); and (ii) the following individuals: Edward H. Kniep, IV, Joseph D. Reich and Charles E. Barcom (collectively, the “Seller Preferred B Stockholders” and, together with the Seller Preferred A Stockholder, the “Seller Preferred Stockholders”), in exchange for good and valuable consideration, the receipt of which is hereby acknowledged.

    The Parent Majority Shareholder, as the majority shareholder of Buyer will be materially benefitted by Buyer performing its obligations hereunder, and as such has agreed to be bound by certain provisions of this Agreement.

    Now, therefore, in consideration of the premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

SECTION 1
DEFINITIONS AND USAGE

           1.1          Definitions. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, initially capitalized terms used in this Agreement have meanings set forth in Section 1.1.

           1.2           Interpretation and Usage. In this Agreement, unless a clear contrary intention appears: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes the other gender and the neuter, as applicable; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (e) reference to any Legal Requirement means such legal requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) “hereunder”, “hereof”, “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or any Exhibit or Schedule attached hereto; (g) “including” (and with correlative meaning “include” and “includes”) means including, without limiting the generality of any description preceding such term, and will be deemed to be followed by the words “without limitation”; (h) Section headings are provided for convenience of reference only and will not affect the construction or interpretation of any provision hereof; (i) any references to “Section”, “Schedule” or “Exhibit” followed by a number or letter or combination of the two refers to the corresponding Section, Schedule or Exhibit of or to this Agreement; (j) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and (k) references to documents, instruments or agreements will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

           1.3           Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party will not apply to any construction or interpretation hereof.

SECTION 2
SALE AND PURCHASE OF MEMBERSHIP INTERESTS

           2.1           Sale of Membership Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller subject to the Assumed Liabilities (as defined below), all of Seller’s right, title and interest in and to (i) 100% of the membership interests of Here to Serve – Missouri Waste Division, LLC d/b/a Meridian Waste, a Missouri limited liability company (“HTS Waste”); (ii) 100% of the membership interests of Here to Serve Technology, LLC, a Georgia limited liability company (“HTS Tech”); and (iii) 100% of the membership interests of Here to Serve – Georgia Division, LLC, a Georgia limited liability company (“HTS Waste Georgia”); (collectively, the “Membership Interests”).  “Assumed Liabilities” means only those obligations listed on Schedule 2.1 hereof.  The Parties agree and acknowledge that no liabilities other than the Assumed Liabilities will be assumed by the Buyer.

           2.2           Consideration.  As consideration for the Membership Interests, (i) Parent shall issue to Seller 9,054,134 shares of Parent’s common stock, such amount being equal to 0.153 multiplied by the number of shares of the Seller’s common stock issued and outstanding as of the date of this Agreement (the “Common Stock”); (ii) Parent shall issue to the Seller Preferred A Stockholder Fifty-one (51) shares of Class A Preferred Stock (the “Class A Preferred Stock”), which Class A Preferred Stock shall have the rights and preferences as described in this Agreement; (iii) Parent shall issue to the Seller Preferred B Stockholders an aggregate of Seventy-one Thousand One Hundred Twenty (71,120) shares of Parent’s Class B Preferred Stock (the “Class B Preferred Stock”), which Class B Preferred Stock shall have the rights and preferences as described in this Agreement. Hereinafter, whenever the Common Stock, the Class A Preferred Stock and the Class B Preferred Stock are referred to jointly, they may be referred to collectively as the “Purchase Price Shares;” and (iv) Parent shall assume the Assumed Liabilities.  At Closing Seller shall allocate the Common Stock in accordance with Schedule 2.2 hereof, and, in accordance with Schedule 2.2 hereof, each such individual shareholder of common stock of Seller shall cancel such shares of Seller’s common stock.

   2.3           Closing. Unless the Parties otherwise agree in writing, the purchase and sale of the Membership Interests, and the conveyance of the Purchase Price Shares, will take place by facsimile transmission or by electronic mail in PDF format of all required documents (with the original executed documents to be delivered by overnight courier) to the offices of Richard J. Dreger, Attorney at Law, P.C., 11660 Alpharetta Highway, Building 700, Suite 730, Roswell, Georgia 33076 (Facsimile: (678) 566-6938), and will occur on or before October 29, 2014 (the “Closing” or the “Closing Date”).  At Closing, all of Sellers’ right, title and interest in and to the Membership Interests will be transferred and conveyed to Buyer, free of all liens and encumbrances, subject to the Assumed Liabilities. At Closing, all of the Purchase Price Shares will be issued to Seller free and clear of all encumbrances.

   2.4           Conditions to Obligation to Close.

                     (a)           Conditions to Obligation of Buyer to Close. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                               (1)           The representations and warranties of Seller set forth in Section 3 shall be true and correct in all material respects at and as of the Closing Date;

                               (2)          Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                               (3)          No action, suit, or proceeding shall be pending or to Seller’s knowledge, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of Buyer to own the Membership Interests or for such companies to operate their respective businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                               (4)          On or before the Closing Date, Seller will deliver to Buyer the following documents and instruments (the “Sellers Closing Documents”), each of which will have been duly executed and, where appropriate, acknowledged or notarized:

                                         (A)           a closing statement approved by the Parties (the “Closing Statement”);

(B)
 a copy, certified by an officer of Seller, of the resolutions of the Board of Directors and the holders of a majority of its issued and outstanding capital stock authorizing and approving the execution and delivery of this Agreement, the sale of the Membership Interests and the consummation of the transactions contemplated herein (sometimes referred to as the “Contemplated Transactions”);

(C)	a certificate of existence of Seller issued by the Delaware Secretary of State, dated not more than ten (10) days before the Closing Date;
(D)	assignment agreements conveying the Membership Interests to Buyer, in a form reasonably acceptable to Buyer, duly executed by Seller;
(E)	a reaffirmation of all representations and warranties of Seller as set forth herein; and
(F)	such other documents as Seller may reasonably request for the purposes of properly documenting and giving effect to the Contemplated Transactions to occur at the Closing.

                               (5)             At Closing, Seller shall:

                                       (A)           Pay to Parent Majority Shareholder Seventy Thousand and no/100ths Dollars ($70,000.00) in satisfaction of all of Parent’s shareholder loans and all of Parent’s accounts payable, or such lesser amount that is required to fully satisfy such obligations as mutually agreed upon by the Parties prior to Closing;

                                       (B)          Purchase Two Hundred Thirty Thousand and no/100ths (230,000) shares of common stock of Parent currently owned by Parent Majority Shareholder (the “Schutte Shares”) for a purchase price of Two Hundred Thirty Thousand and no/100ths Dollars ($230,000.00), by delivering at Closing, (i) Eighty Thousand and no/100ths Dollars ($80,000.00) of such purchase price in cash to Parent Majority Shareholder; and (ii) a purchase money convertible promissory note due on or before December 31, 2014 in the form set forth in Schedule 2.4(a)(5)(B) attached hereto and made a part hereof, in favor of the Parent Majority Shareholder in the amount of One Hundred Fifty Thousand and no/100ths Dollars ($150,000.00).  Upon Seller’s purchase of the Schutte Shares, the Schutte Shares will be immediately cancelled.

(b)           Conditions to Obligation of Seller to Close. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                               (1)           The representations and warranties of Parent and Buyer set forth in Section 4 shall be true and correct in all material respects at and as of the Closing Date;

                               (2)           Parent and Buyer shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                               (3)           No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, State, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling. or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Buyer to own the Membership Interests (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                               (4)           Parent shall have authorized the issuance to Seller of all shares comprising the Purchase Price Shares, having rights substantially as follows, subject to the approval of Seller:

(A)           The Common Stock shall have all rights associated therewith as are currently held by the holders of Parent’s currently existing authorized and issued shares of common stock.

(B)           The Class A Preferred Stock shall have the following rights, obligations and preferences substantially as set forth in the Class A Preferred Stock Certificate of Designation, attached hereto as Schedule 2.4(b)(4)(B), which shall be filed by Parent at Closing;

(C)   The Class B Preferred Stock shall have the following rights, obligations and preferences substantially as set forth in the Class C Preferred Stock Certificate of Designation, attached hereto as Schedule 2.4(b)(4)(C), which shall be filed by Parent at Closing;

        (5)          At or before Closing, Parent shall take all actions required by Parent’s Articles of Incorporation and Bylaws to appoint Seller Preferred A Stockholder and Rachel Cosman to Parent’s board of directors.

        (6)      At or before Closing, all members of Parent’s current board of directors shall submit their resignations from Parent’s board of directors.

        (7)          At least ten (10) days prior to Closing, Parent shall have filed with the Securities and Exchange Commission, a Schedule 14f-1 disclosing the change in majority directors of the Parent.

             (8)          At Closing, Parent and/or Buyer will deliver directly to Sellers the following documents and instruments (the “Buyer Closing Documents”), each of which will have been duly executed and, where appropriate, acknowledged:

(A)            the Closing Statement;

(B)    certificates representing all shares of Common Stock constituting the Purchase Price Shares as set forth herein fully executed by Seller’s officers;

                                                         (C)            a copy, certified by an officer of Parent, of the resolutions of the Parent’s Board of Directors authorizing and approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions;

(D)            a copy, certified by an officer of Buyer, of the resolutions of the Buyer’s Board of Directors authorizing and approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions; and

                                                    (E)            a certificate of existence of the Parent issued by the New York Secretary of State, dated not more than ten (10) days before the Closing Date;

(F)           to the extent not previously delivered to Seller, originals or copies of all books and records of Parent;

             (G)           a reaffirmation of all representations and warranties of Parent and Buyer as set forth herein;

(H)        such other documents as Seller may reasonably request for the purposes of properly documenting and giving effect to the Contemplated Transactions to occur at the Closing.
        (9)           At Closing, Parent will deliver directly to Comerica Bank, such instruments as may be required by Comerica Bank in order for Parent to fully guarantee all obligations of Meridian Waste to Comerica Bank, including, without limitation, all obligations of Meridian Waste to Comerica Bank, including, without limitation, (a) that certain Master Revolving Note dated April 30, 2014 in the original principal balance of $1,250,000.00, (b) that certain Installment Note dated April 30, 2014, in the original principal balance of $9,500,000.00, (c) that certain Draw-To Note, dated April 30, 2014 in the original principal balance of $750,000.00, and (d) that certain Credit Agreement entered into by Meridian Waste and Comerica Bank dated April 30, 2014, each of which will have been duly executed and, where appropriate, acknowledged:

                                (c)           Closing Contingencies of Seller. Seller’s obligation to consummate the Contemplated Transactions shall be subject to (i) the Seller having obtained all consents, if any, required to be obtained by Seller from Comerica Bank as set forth in that certain Credit Agreement dated April 30, 2014; (ii) the Schedule 14f-1 disclosing the change in majority directors of the Parent shall have been on file with the Securities and Exchange Commission at least ten (10) days prior to the Closing Date, and (iii) the approval of the Board of Directors of both Buyer and Parent, in accordance with applicable law and Articles of Incorporation and Bylaws.  Seller’s obligation to consummate the Contemplated Transactions shall be further subject to the approval of Seller’s shareholders and Board of Directors in accordance with law and Seller’s Articles of Incorporation and Bylaws.

(d)           Closing Contingencies of Buyer. Buyer’s obligation to consummate the Contemplated Transactions shall be subject to the Seller having obtained all consents, if any, required to be obtained by Seller from Comerica Bank as set forth in that certain Credit Agreement dated April 30, 2014.

(e)           The Parent shall execute and deliver to Schutte an assignment agreement, or other applicable agreement, in form reasonably acceptable to Schutte, conveying to Schutte all of the Parent’s rights in and title to certain intellectual property of Parent.

(f)           The Seller Preferred A Stockholder shall deliver, at Closing, to the Seller for cancellation, 50% of the outstanding shares of the Series A Preferred Stock of the Seller that is held by the Seller Preferred A Stockholder.

(g)           The Seller Preferred B Stockholders shall deliver, at Closing, to the Seller for cancellation, all preferred stock in the Seller that is held by the Seller Preferred B Stockholders.

(h)           Parent Majority Shareholder shall deliver, at Closing, to the Seller all of the Schutte Shares, properly endorsed so as to convey all rights in such shares to Seller. Upon receipt of such shares, Seller shall deliver same to Parent for cancellation.

2.5	Closing Costs and Professional Fees; Apportionments.

                     (a)           Subject to Seller having approved same prior to their having been incurred, Seller shall pay for all costs incurred by in connection with the execution and delivery of this Agreement or the completion of the Contemplated Transactions other than Buyer’s legal, accounting, brokerage or finder’s fees or agents’ commissions.

                     (b)           Each Party shall be solely responsible for any legal or accounting fees, brokerage or finders’ fees or agents’ commissions or other similar payments incurred by or agreed to by such party in connection with the execution and delivery of this Agreement or the completion of the Contemplated Transactions.  Seller shall indemnify Parent from and against any claims, actions, judgments and costs, including reasonable attorneys’ fees incurred in defending against such actions or in enforcing the provisions of this paragraph, arising from any claims for compensation by any broker claiming to have assisted Seller in any aspect of this transaction. Parent, Parent Majority Shareholder and/or Parent Executive shall indemnify Seller from and against any claims, actions, judgments and costs, including reasonable attorneys’ fees incurred in defending against such actions or in enforcing the provisions of this paragraph, arising from any claims for compensation by any broker claiming to have assisted Parent in any aspect of this transaction.

                     (iii)           Parent, Buyer and Seller agree to use their respective commercially reasonable best efforts to arrange, before the Closing Date the assignment and transfer of the Membership Interests.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF PARENT, BUYER, PARENT MAJORITY SHAREHOLDER, PARENT EXECUTIVE

           3.1           In order to induce Seller to enter into this Agreement and consummate its obligations hereunder, Parent, Buyer, Parent Majority Shareholder and Parent Executive hereby represent and warrant to Seller that the following statements are true as of this date and shall be true as of the date of Closing:

                     (i)            Organization and Good Standing. Parent is a publicly traded corporation duly organized, validly existing and in good standing under the laws of the New York, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the agreements to which it is a party. Parent has the full legal right, power, authority and capacity to enter into this Agreement, and to undertake all obligations of  Parent as set forth hereunder, and to consummate the transactions set forth herein.

                     (ii)            Enforceability; Authority; No Conflict. This Agreement constitutes the legal, valid and binding obligation of Parent and Buyer, enforceable against the Parent and Buyer in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Upon the execution and delivery by Buyer of the Buyer’s Closing Documents, the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their respective terms. Buyer has all power, authority and capacity to execute and deliver this Agreement and the Buyer Closing Documents and to perform its or his obligations under this Agreement and the Buyer Closing Documents.  Neither the execution and delivery of this Agreement nor any Buyer Closing Document by Buyer nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                               (1)            Breach or otherwise conflict with any provision of the articles of organization or formation, articles of incorporation, operating agreement, bylaws, or other governing documents, as applicable, of Parent or Buyer, or contravene any resolution adopted by the members, managers, shareholders, officers, or directors of Parent or Buyer;

                               (2)            Breach or otherwise conflict with any term or provision of any charter, by-law, mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation, and the execution and delivery of and performance and compliance with this Agreement by Parent and/or Buyer will not result in the violation of or be in conflict with or constitute a default under any such term or provision referred to hereinabove or result in the creation of any mortgage, lien, encumbrance or charge upon the Purchase Price Shares pursuant to any such term or provision;

                               (3)            Breach or otherwise conflict with or result in a violation or breach of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization, permit, consent or approval that is held or being applied for by or on behalf of Parent and/or Buyer or that otherwise relates to any of the Common Stock, the Class A Preferred Stock or the Class B Preferred Stock;

                                (4)            Breach or otherwise conflict with any provision of, or give any third party person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any material contract or material agreement to which Parent or Buyer is a party or by which Parent or Buyer is bound; or

                               (5)             result in the imposition or creation of any encumbrance, claim, chill or lien on any of the Common Stock, the Class A Preferred Stock or the Class B Preferred Stock.

                      (iii)           Notices and Consents. Except as expressly stated herein, neither Parent nor Buyer is required to give any notice to, or obtain any consent from, any third party in connection with the execution and delivery of this Agreement or the Buyer Closing Documents or the consummation of any of the Contemplated Transactions.

                      (iv)           Books and Records. The books of account, balance sheets dated June 30, 2014 and December 31, 2013, and financial records for the periods ended June 30, 2014 and December 31, 2013 (the “Financial Statements”) relating to Parent, all of which have been made available to Seller, are complete and correct in all material respects, represent the actual condition of Parent, and disclose all debts, liabilities and obligations of Parent, whether accrued, absolute, contingent or otherwise due or to become due (including, without limitation, liabilities for taxes of any kind whatsoever), arising out of any stated facts existing on or prior to the date of such balance sheet or other record.  The Financial Statements have been prepared in accordance with GAAP and are applied on a consistent basis with prior periods. Since the date of the Financial Statements, there has not been any material adverse change in or event or condition adversely affecting the condition (financial or otherwise) of the Buyer in any material respect.

                     (v)            No Undisclosed Liabilities. Parent does not have any liabilities or obligations except those reflected in the Financial Statements;

                     (vi)            Taxes. Parent and Buyer have complied with all material obligations with respect to the timely payment of taxes applicable to Parent and Buyer. All material taxes owed by or attributable to Parent or Buyer have been paid. There is no proceeding, or audit by any taxing authority or any claim for refund now in progress, pending or to Parent’s or Buyer’s knowledge threatened against or with respect to Parent or Buyer regarding taxes. There are no existing or, to Parent’s or Buyer’s knowledge, threatened claims of lien against Parent or Buyer, and neither Parent nor Buyer has any knowledge of any reasonable basis for the assertion of any claim relating or attributable to taxes which, if adversely determined, would result in any encumbrance or lien on any of Parent’s or Buyer’s assets.  Parent and Buyer have withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, manager or other Person.

                     (vii)            Permits and Governmental Authorizations.

                               (1)             Parent has not received at any time since the formation of Parent any notice or other communication (whether oral or written) from any governmental body or any other party regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any governmental authorization required to own and operate a business, or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any such governmental authorization.

                     (viii)             Compliance with Legal Requirements. Parent and Buyer are, and at all times since formation, have been, in material compliance with all legal requirements applicable to Parent or Buyer in regard to conduct or operation a business. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by Parent or Buyer of, or a material failure on the part of Parent or Buyer, to comply with any all legal requirements relating to its business, or may give rise to any obligation on the part of Parent or Buyer to undertake, or to bear all or any portion of the cost of, any remedial action of any nature relating to its business.  Niether Parent nor Buyer has received at any time since formation any notice or other communication from any governmental body or any other party regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any legal requirement necessary for the operation of Parent’s or Buyer’s business, or (b) any actual, alleged, possible or potential obligation on the part of Parent or Buyer to undertake, or to bear all or any portion of the cost of, any remedial action of any nature relating to its business.

                     (ix)            Legal Proceedings: Orders.

             (1)           There are no proceedings pending or threatened (i) by or against Parent or Buyer, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transaction.  No event has occurred or circumstance exists that is reasonably likely to, give rise to or serve as a basis for, the commencement of any proceeding by or against Parent or Buyer.

                               (2)             There is no order or judgment to which Parent or Buyer is subject.

            (x)              Absence of Certain Events and Circumstances. Since the date of the Financial Statements, there has not been any material adverse change in the operations, prospects, assets, results of operations or condition (financial or other) of Parent, and no event has occurred or circumstance exists that may result in such a material adverse change. Parent has not received any notice or other communication (written or oral) from any governmental body or any other party regarding the ability of Buyer to own or operate its business, or the intention of any governmental body to challenge or oppose the Buyer’s ownership or operation of a business.

                     (xi)             Brokers or Finders. Neither Parent nor Buyer, nor any representative thereof, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the execution and delivery of this Agreement or the completion of the Contemplated Transactions.

                     (xii)            Corrupt Practices.  Except as authorized by law, neither Parent nor Buyer nor any of its shareholders, managers, employees or agents, have, directly or indirectly, ever made, offered or agreed to offer anything of value to (a) any employees, representatives or agents of any customers of Parent or Buyer for the purpose of attracting business to Parent or Buyer or (b) any domestic governmental official, political party or candidate for government office or any of their employees, representatives or agents.

                     (xiii)           Solvency. Parent is not insolvent and has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition in bankruptcy filed against it, filed a petition or undertaken any action proceeding to be declared bankrupt, to liquidate its assets or to be dissolved. The fulfillment of Parent’s obligations hereunder will not cause Parent to become insolvent or to be unable to satisfy and pay its debts and obligations generally as they come due.

                     (xiv)           Disclosure. No representation or warranty or other statement made by Parent or Buyer in this Agreement, the Buyer’s Closing Documents or any other instruments executed by Parent and/or Buyer in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

                     (xv)            Environmental Matters.

                              (1)            Parent has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future liabilities, including any liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney’s fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended (“SWDA”) or any other applicable environmental laws (the “Environmental Laws”), nor to Parent’s knowledge, has Parent permitted any other Person to do so.  Parent has not assumed, nor otherwise become subject to, any liability, including without limitation any obligation for corrective or remedial action, of any other parties relating to any Environmental Laws.

                              (2)             Parent (a) has complied in all respects, and is presently in compliance in all respects, with all applicable Environmental Laws, (b) has not received any communication alleging that Parent is not in compliance with any applicable Environmental Laws, (c) has not taken any action that could reasonably result in any liability relating to the present use, management, handling, transport, treatment, generation, storage, disposal or release of any hazardous material. There are no pending or, threatened proceedings of any nature resulting from any environmental, health or safety liabilities or arising under or pursuant to any Environmental Law against Parent.

                    (xvi)             Title; Encumbrances.  At Closing, Parent shall convey all legal and beneficial right, title and interest in and to the Purchase Price Shares to Seller and the Seller Preferred Stockholders free and clear of any encumbrance, lien or third party claim. The consummation of the transaction contemplated herein will vest in Seller and the Seller Preferred Stockholders, as applicable, at the Closing all legal, equitable, and beneficial right, title and interest in and to the Purchase Price Shares free and clear of any encumbrances, liens or third party claims. There are no outstanding options, rights of first offer, puts, calls or rights of first refusal in regard to any of the Purchase Price Shares.  At Closing, Parent Majority Shareholder shall convey all legal and beneficial right, title and interest in and to the Schutte Shares to Seller free and clear of any encumbrance, lien or third party claim. The consummation of the transaction contemplated herein will vest in Seller and the Seller Preferred Stockholders, as applicable, at the Closing all legal, equitable, and beneficial right, title and interest in and to the Purchase Price Shares and the Schutte Shares, free and clear of any encumbrances, liens or third party claims; provided, at Closing the Schutte Shares will be immediately cancelled and converted to Parent treasury stock. There are no outstanding options, rights of first offer, puts, calls or rights of first refusal in regard to any of the Schutte Shares.

                     (xvii)             Parent’s Equity.

(1)           As of the date of this Agreement there are 1,139,284 shares of Parent’s common stock issued and outstanding.

(2)           As of the date of this Agreement there exist no issued or outstanding shares of preferred stock of Parent.

(3)           Parent is not subject to any investigations or inquiries by the Securities and Exchange Commission, Parent’s status with the Depository Trust Company is “Eligible”, Parent is not subject to any actual or threatened Depository Trust Company chills or global locks, and Parent’s common stick is quoted on the OTCQB Tier of the OTC Markets.

(4)           The currently existing issued and outstanding shares of common of Parent are not subject to any restrictions, except as may be applicable under Federal securities laws.

(5)           Parent owns no treasury stock.

                     (xviii) Employees. Schedule 3.1(xviii) sets forth a detailed list of the employees of Parent, containing at least the following details for each such employee; (i) name; (ii) part-time or full-time status; (iii) title or job description; (iv) employment commencement date; (v) salary or wage; (vi) available bonus or other contingent compensation; (vii) accrued and unused vacation days; (viii) accrued and unused sick days; (ix) benefit plan participation details (if any); (x) if on leave, the status of such leave (including reason for leave and expected return date); and (xi) details of any disciplinary problems within the past two (2) years. All salaries, wages and other compensation and benefits payable to each employee of Parent has been accrued and paid by Parent when due for all periods through the date hereof, and, as of the Closing Date, will have been paid by Parent when due for all periods through the Closing Date. The employment of each employee can be terminated at will without and without severance, penalty or premium.

                     (xix)  Labor Disputes; Compliance.

                               (1)           Since Parent’s organization, Parent has complied in all material respects with all applicable labor and other employment-related laws, ordinances and regulations, including those relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, payment of social security and employment related taxes, and occupational safety and health. Parent is not liable for the payment of any taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing.

                               (2)            Parent has not been, and is not now, a party to any collective bargaining agreement or other labor contract.  There has not been, there is not presently pending or existing, and there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving the Parent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute in respect of the Parent. No proceeding, charge, grievance proceeding or other claim relating to an alleged violation of any law, ordinance or regulation pertaining to labor relations or employment matters, has been  filed or, to Parent’s knowledge, threatened against or affecting Parent (or any director, officer, manager or employee thereof) relating to the actual or alleged violation of any law, ordinance or regulation pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable governmental body, and there is no organizational activity or other labor dispute against or affecting the Parent, and no application or petition for an election of or for certification of a collective bargaining agent is pending or threatened.  There is no pending grievance or arbitration proceeding by any employee of Parent that might have an adverse effect upon Parent is threatened or pending. There is no lockout by Parent of any of its employees, and no such action is contemplated by Parent.  No charge of discrimination has been filed against threatened against Parent (or any of its members, managers or employees) with the Equal Employment Opportunity Commission or similar governmental body.

(xx)  Reporting Company/Shell Company.  The Parent is a publicly-held company subject to reporting obligations pursuant to Sections 15 and 13 of the Securities Exchange Act of 1934, as amended  (the “Exchange Act”).  Pursuant to the provisions of the Exchange Act, the Parent has timely filed all reports, and, to Parent’s knowledge, other materials required to be filed by the Parent thereunder, with the Securities and Exchange Commission during the preceding twelve months.  As of the Closing Date, the Parent is not a “shell company”, as such term is used in Rule 144 under the Securities Act of 1933, as amended, and Parent has never been a “shell company,” it being expressly agreed and acknowledged that the foregoing representations are based on the good faith understanding of the Parent, the Parent Majority Shareholder and the Parent Executive, following a reasonable examination and investigation regarding applicable law and facts. The Parent is, and has no reason to believe that it will not in the foreseeable future continue to be in compliance with all such listing and maintenance requirements.

SECTION 4
REPRESENTATIONS AND WARRANTIES OF SELLER

In order to induce Parent and Buyer to enter into this Agreement and consummate the Contemplated Transactions, Seller hereby represents and warrants to Parent and Buyer as follows:

           4.1           Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Delaware, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the agreements to which it is a party. Subject to approval of Seller’s shareholders and Directors, Seller has the full legal right, power, authority and capacity to enter into this Agreement, and all Seller Closing Documents to which Seller is a party, and to consummate the Contemplated Transactions.

           4.2           Enforceability; Authority; No Conflict. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Upon the execution and delivery by Seller of the Seller Closing Documents, the Seller Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms. Seller has all power, authority and capacity to execute and deliver this Agreement and, subject to approval of Seller’s Board of Directors and shareholders, the Seller Closing Documents and to perform its obligations under this Agreement and the Seller Closing Documents.  Neither the execution and delivery of this Agreement or any Seller Closing Document by Seller, nor the consummation or performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time):

                     (i)           Breach or otherwise conflict with any provision of the articles of formation, operating agreement, bylaws or other governing documents of Seller or contravene any resolution adopted by the Board of Directors or stockholders of Seller;

            (ii)           Breach or otherwise conflict with any term or provision of any charter, by-law, mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation, and the execution and delivery of and performance and compliance with this Agreement by Seller will not result in the violation of or be in conflict with or constitute a default under any such term or provision referred to hereinabove or result in the creation of any mortgage, lien, encumbrance or charge upon the Membership Interests pursuant to any such term or provision;

                   (iii)           Breach or otherwise conflict with or result in a violation or breach of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify, any authorization, permit, consent or approval that is held or being applied for by or on behalf of Buyer or that otherwise relates to any of the Membership Interests;

                  (iv)           Breach or otherwise conflict with any provision of, or give any third party person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any material contract or material agreement to which Seller is a party or by which Seller is bound; or

                  (v)           Cause Seller (or any Affiliate thereof) to become subject to, or to become liable for the payment of, any tax, except for State or Federal income taxes or similar taxes imposed on Seller as a result of the Contemplated Transactions.

            4.3           Notices and Consents. Except as set forth in Article 2.4(c), Seller is not required to give any notice to, or obtain any consent from, any third party in connection with the execution and delivery of this Agreement or the Seller Closing Documents or the consummation of any of the Contemplated Transactions.

    4.4           Litigation.  There are no proceedings pending of threatened by or against Seller that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transaction.  No event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any proceeding by or against the Seller.

            4.5           Brokers or Finders. Neither Seller, nor any representative thereof, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the execution and delivery of this Agreement or the completion of the Contemplated Transactions.

    4.6           Corrupt Practices. Except as authorized by law, neither Seller, nor its officers, directors, employees or agents, have, directly or indirectly, ever made, offered or agreed to offer anything of value to (a) any employees, representatives or agents of any customers of Seller for the purpose of attracting business to Seller or (b) any domestic governmental official, political party or candidate for government office or any of their employees, representatives or agents.

            4.7           Solvency. Seller is not insolvent and has not committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition in bankruptcy filed against it, filed a petition or undertaken any action proceeding to be declared bankrupt, to liquidate its assets or to be dissolved. The Contemplated Transactions will not cause Seller to become insolvent or to be unable to satisfy and pay its debts and obligations generally as they come due.

            4.8           Disclosure. No representation or warranty or other statement made by Seller in this Agreement, the Seller’s Closing Documents or any other instruments executed by Seller in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

  4.9           Seller’s Equity.  As of the date of this Agreement there are 59,177,334 shares of Seller’s common stock issued and outstanding.

4.10         Books and Records. The books of accounts, balance sheets dated June 30, 2014 and December 31, 2013, and financial records for the periods ended June 30, 2014 and December 31, 2013 (the “Financial Statements”) relating to Seller, all of which have been made available to Buyer, are complete and correct in all material respects, represent the actual condition of Seller, and disclose all debts, liabilities and obligations of Seller, whether accrued, absolute, contingent or otherwise due or to become due (including, without limitation, liabilities for taxes of any kind whatsoever), arising out of any stated facts existing on or prior to the date of such balance sheet or other record.  Since the date of the Financial Statements, there has not been any material adverse change in or event or condition adversely affecting the condition (financial or otherwise) of the Seller in any material respect.

4.11           No Undisclosed Liabilities. Seller does not have any liabilities or obligations except as are reflected in the Financial Statements;

4.12           Taxes. Seller has complied with all material obligations with respect to the timely payment of taxes applicable to Buyer. All material taxes owed by or attributable to Seller have been paid. There is no proceeding, or audit by any taxing authority or any claim for refund now in progress, pending or to Seller’s knowledge threatened against or with respect to Seller regarding taxes. There are no existing or, to Seller’s knowledge, threatened claims of lien against Seller, and Seller does not have any knowledge of any reasonable basis for the assertion of any claim relating or attributable to taxes which, if adversely determined, would result in any encumbrance or lien on any of Seller’s assets.  Seller has withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, manager or other party.

4.13           Permits and Governmental Authorizations.  Seller has not received at any time since the formation of Seller any notice or other communication (whether oral or written) from any governmental body or any other party regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any governmental authorization required to own and operate a business, or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any such governmental authorization.

4.14          Compliance with Legal Requirements. Seller is, and at all times since Seller’s formation, has been, in material compliance with all legal requirements applicable to Seller in regard to conduct or operation of a business. No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by Seller of, or a material failure on the part of Seller, to comply with any legal requirements relating to its business, or may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature relating to its business.  Seller has not received at any time since the formation of Seller any notice or other communication from any governmental body or any other party regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any legal requirement necessary for the operation of Seller’s business, or (b) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature relating to its business.

4.15            Legal Proceedings: Orders.

          (1)           There are no proceedings pending or threatened (i) by or against Seller, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transaction.  No event has occurred or circumstance exists that is reasonably likely to, give rise to or serve as a basis for, the commencement of any proceeding by or against Seller.

            (2)           There is no order or judgment to which Seller is subject.

4.16           Absence of Certain Events and Circumstances. Since the date of the Financial Statements, there has not been any material adverse change in the operations, prospects, assets, results of operations or condition (financial or other) of Seller, and no event has occurred or circumstance exists that may result in such a material adverse change. Seller has not received any notice or other communication (written or oral) from any governmental body or any other party regarding the ability of Seller to own or operate its business, or the intention of any governmental body to challenge or oppose the Buyer’s ownership or operation of a business.

4.17           Environmental Matters.

   (1)            Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future liabilities, including any liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney’s fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Solid Waste Disposal Act, as amended (“SWDA”) or any other applicable environmental laws (the “Environmental Laws”), nor to Seller’s knowledge, has Seller permitted any other Person to do so.  Seller has not assumed, nor otherwise become subject to, any liability, including without limitation any obligation for corrective or remedial action, of any other parties relating to any Environmental Laws.

   (2)            Seller (a) has complied in all respects, and is presently in compliance in all respects, with all applicable Environmental Laws, (b) has not received any communication alleging that Seller is not in compliance with any applicable Environmental Laws, (c) has not taken any action that could reasonably result in any liability relating to the present use, management, handling, transport, treatment, generation, storage, disposal or release of any hazardous material. There are no pending or, threatened proceedings of any nature resulting from any environmental, health or safety liabilities or arising under or pursuant to any Environmental Law against Buyer.

    4.18             Title; Encumbrances.  At Closing, (a) Seller shall convey all legal and beneficial right, title and interest in and to the Membership Interests to Buyer free and clear of any encumbrance, lien or third party claim. The consummation of the transaction contemplated herein will vest in Buyer at the Closing, all legal, equitable, and beneficial right, title and interest in and to the Membership Interests free and clear of any encumbrances, liens or third party claims. There are no outstanding options, rights of first offer, or rights of first refusal in regard to any of the Membership Interests.

    4.19             Labor Disputes; Compliance.

 (1)           Since Seller’s organization, Seller has complied in all material respects with all applicable labor and other employment-related laws, ordinances and regulations, including those relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, payment of social security and employment related taxes, and occupational safety and health. Buyer is not liable for the payment of any taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing.

  (2)            Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract.  There has not been, there is not presently pending or existing, and there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving the Seller. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute in respect of the Buyer. No proceeding, charge, grievance proceeding or other claim relating to an alleged violation of any law, ordinance or regulation pertaining to labor relations or employment matters, has been  filed or, to Buyer’s knowledge, threatened against or affecting Seller (or any director, officer, manager or employee thereof) relating to the actual or alleged violation of any law, ordinance or regulation pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable governmental body, and there is no organizational activity or other labor dispute against or affecting the Seller, and no application or petition for an election of or for certification of a collective bargaining agent is pending or threatened.  There is no pending grievance or arbitration proceeding by any employee of Seller that might have an adverse effect upon Seller is threatened or pending. There is no lockout by Buyer of any of its employees, and no such action is contemplated by Seller.  No charge of discrimination has been filed against or threatened against Seller (or any of its members, managers or employees) with the Equal Employment Opportunity Commission or similar governmental body.

SECTION 5
ADDITIONAL COVENANTS OF THE PARTIES

           5.1           Stock Issuance.  Except as expressly set forth hereunder, neither party shall issue any stock or declare any stock dividends prior to Closing.

           5.2           Further Assurances. The Parties will cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and will (a) furnish upon request to each other such further information (subject to the requesting party executing confidentiality agreements requested by the disclosing party), (b) execute and deliver to each other such other documents, and (c) do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

           5.3           Public Announcements. The Parties will keep the existence of this Agreement, the terms and conditions hereof and the transactions contemplated herein confidential, and the Parties will not, nor will they cause or permit any of their affiliates or representatives to, make any public announcement in respect of this Agreement or the Contemplated Transactions without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed; provided, however that the foregoing confidentiality and non-disclosure obligations will not apply to (1) Buyer with respect to a press release announcing the fact of the acquisition of the Membership Interests or (2) the Parties to the extent that (a) disclosure of such information is reasonably necessary to consummate the transactions contemplated hereby, (b) disclosure of such information is required pursuant to law (including the Exchange Act, and the rules of any national stock exchange or automated dealer quotation system) or an administrative or judicial order, (c) disclosure of such information is reasonably necessary for the parties to enforce their rights under this Agreement, including any and all rights under the Assigned Contracts, or (d) such information is already in the public domain other than as a result of a breach of this Section 5.3 or any other confidentiality or non-disclosure obligation owed to a party by any person (including the other party).

           5.4           Transition. For a period of up to sixty (60) days following the Closing, the Parties will cooperate to provide each other with reasonable information systems support to permit a smooth transfer of business operations between the parties. In such regard, during such sixty (60)-day period, Seller will provide Buyer with reasonable billing and other information systems support in connection with the operation by Buyer of the Business.

           5.5           Shareholder and Director Action.  The Parties shall promptly undertake all actions required by law, their respective Bylaws and Articles of Incorporation to allow their respective Boards of Directors and shareholders to vote, if required by applicable law, by no later than October 16, 2014, on whether the parties are authorized to fulfill the Contemplated Transactions.

   5.6            Injunctive Relief. The Parties acknowledge and agree that (a) the provisions of this Section and Section 2.4 are reasonable and necessary to protect the legitimate business interests of the parties and their affiliates, (b) any violation of any covenant contained in this  Section or Section 2.4 would result in irreparable injury to the parties and their affiliates, the exact amount of which would be difficult, if not impossible, to ascertain or estimate, and (c) the remedies at law for any such violation would not be reasonable or adequate compensation to the parties and their affiliates for such a violation. Accordingly, notwithstanding any other provision of this agreement, if either party, directly or indirectly, violates or fails to fulfil any of its covenants or obligations under this Section, then, in addition to any other remedy which may be available to the other party or any affiliate thereof, at law or in equity, the parties and their affiliates will be entitled to injunctive relief against the other party, without posting bond or ether security, and without the necessity of proving actual or threatened injury or damage.

5.7           Opinions of Counsel.   Parent agrees that, following Closing, it will reimburse Parent Majority Shareholder and/or Parent Executive for fees and expenses incurred in connection with having the restrictive legend removed from shares of the common stock of the Parent, including, without limitation, obtaining legal opinions; provided, however, that such fees and expenses shall not exceed $1,500 in the aggregate.  Parent agrees that it will accept any such opinions of counsel, provided that Parent and/or Parent’s transfer agent do not have any reasonable objection to the validity, accuracy or effectiveness of any such opinion.

SECTION 6
INDEMNIFICATION; REMEDIES

           6.1           Survival. All representations, warranties, covenants and obligations of the Parties contained in this Agreement and in the agreements, instruments and other documents delivered pursuant to this Agreement will survive the Closing and the consummation of the Contemplated Transactions for a period of one (1) year after the Closing Date. The right of any Party to indemnification under this Section 6 for breach of representation, warranty or covenant for any other matter in respect of which indemnification is to be provided under this Section 6 will not be affected by any investigation (including any environmental investigation or assessment) conducted by such Party or any of its representatives, or any knowledge acquired (or capable of being acquired) by such Party at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, obligation or any other matter.

           6.2           Indemnification by Seller.  Seller and Seller Preferred A Stockholder shall, and hereby agree to, indemnify and hold harmless the Buyer, its successors or assigns (“Buyer Indemnified Parties”), at all times from and after the Closing Date against and in respect to any Damages, as hereinafter defined.  “Damages,” as used herein, shall include any claims, actions, demands, losses, liabilities (joint or several), penalties, damages, judgments, costs and expenses, including reasonable counsel fees incurred in investigating or in attempting to avoid the same or oppose the imposition thereto or in enforcing the provisions of this paragraph, resulting to the Buyer from:

                      (a)           Any inaccurate representation made by Seller in this Agreement or any of Seller’s Closing Documents;

                      (b)           Breach of any of the warranties made by Seller in this Agreement or any of Seller’s Closing Documents; and

                      (c)           Breach or default in the performance by the Sellers of any of the covenants to be performed by them hereunder.

           6.3           Indemnification by Parent, Buyer, Parent Majority Shareholder and Parent Executive.  The Parent, Buyer, Parent Majority Shareholder and Parent Executive, shall, and hereby agree to, jointly and severally, indemnify and hold harmless the Seller, the Seller Preferred Stockholders, and Seller’s respective successors and assigns (collectively, the “Seller Indemnified Parties”) at all times from and after the Closing date against and in respect to any Damages, as hereinafter defined.  “Damages,” as used herein, shall include any claims, actions, demands, losses, liabilities (joint or several), penalties, damages, judgments, costs and expenses, including reasonable counsel fees incurred in investigating or in attempting to avoid the same or oppose the imposition thereto or in enforcing the provisions of this paragraph, resulting to the Seller Indemnified Parties from:

                                (1)           Any inaccurate representation made by the Parent, Buyer, Parent Majority Shareholder or Parent Executive in this Agreement or any of Buyer’s Closing Documents;

                                (2)           Breach of any of the warranties made by the Parent, Buyer, Parent Majority Shareholder or Parent Executive in this Agreement or any of Buyer’s Closing Documents;  and

                                (3)           Breach or default in the performance by the Parent, Buyer, Parent Majority Shareholder or Parent Executive of any of the covenants to be performed by them hereunder.

           6.4           Claims. A claim for indemnification may be asserted by written notice to the party from whom indemnification is sought will be paid promptly, but in no event more than thirty (30) days after such notice, together with satisfactory proof of damages or other documents evidencing the basis of the damages sought, are received.

   6.5           Limitation on Indemnification Obligations.  Notwithstanding any provision herein to the contrary, the aggregate indemnification obligations of (i) the Seller and the Seller Preferred A Stockholder, collectively; or (ii) the Parent Majority Shareholder and the Parent Executive, collectively, shall not exceed $300,000.  The indemnification obligations hereinabove shall not apply to any loss until the aggregate amount of all losses for which indemnification claims have been asserted with regard to the respective parties exceeds the aggregate amount of $25,000, with the determination that such deductible has been reached to include only individual claims or series of related claims which are greater than $2,500.

           6.5           Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy.

SECTION 7
                      INVESTMENT REPRESENTATIONS

7.1           Investment Intent.  Each of the Seller and the Seller Preferred Stockholders is acquiring the Purchase Price Shares for their own account with the present intention of holding such securities for purposes of investment, and that they each have no intention of distributing such Purchase Price Shares or selling, transferring or otherwise disposing of such Purchase Price Shares in a public distribution, in any of such instances, in violation of the federal securities laws of the United States of America.

7.2           Restricted Shares.  Each of the Seller and the Seller Preferred Stockholders understand that (a) the Purchase Price Shares are “restricted securities,” as defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”); (b) such Purchase Price Shares have not been registered under the Securities Act, and are being or will be issued in reliance on exemptions for private offerings contained in Section 4(a)(2) of the Securities Act; (c) the Purchase Price Shares may not be distributed, re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act; and (d) until such time as the Purchase Price Shares become eligible for sale by it or them, either pursuant to the registration of such shares under the Securities Act, or pursuant to a valid exemption from such registration, the certificates evidencing the Purchase Price Shares shall contain the following legend:

“The shares of common stock or the specific series of preferred stock, as applicable evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”). Such shares may not be sold, transferred, pledged, hypothecated or otherwise disposed of unless they have been so registered or the issuer of such shares shall have received an opinion of counsel satisfactory to the issuer to the effect that registration thereof for purposes of transfer is not required under the Act or the securities laws of any state.”

7.3           Resale Limitations.  Each of the Seller and the Seller Preferred Stockholders is fully aware of the restrictions on sale, transferability and assignment of the Purchase Price Shares, and that they must bear the economic risk of retaining ownership of such securities for an indefinite period of time. Each of the Seller and the Seller Preferred Stockholder is aware that (a) the Purchase Price Shares will not be registered under the Securities Act; and (b) because the issuance of the Purchase Price Shares has not been registered under the Securities Act, an investment in the Purchase Price Shares cannot be readily liquidated if the holder desires to do so, but rather may be required to be held indefinitely.

7.4           Information on Seller and Seller Preferred Stockholders.  Each of the Seller and the Seller Preferred Stockholder is an “accredited investor,” as such term is defined in Regulation D promulgated under the Securities Act, or is otherwise experienced in investments and business matters, has made investments of a speculative nature and has such knowledge and experience in financial, tax and other business matters as to enable it or him to evaluate the merits and risks of, and to make an informed investment decision with respect to, this Agreement.  Each of the Seller and the Seller Preferred Stockholder understands that his acquisition of the Purchase Price Shares is a speculative investment, and each of the Seller and the Seller Preferred Stockholder represents that it or he is able to bear the risk of such investment for an indefinite period, and can afford a complete loss thereof.

SECTION 8
GENERAL PROVISIONS

           8.1           Notices. All notices, requests, demands, claims and other communications permitted or required to be given hereunder must be in writing and will be deemed duly given and received (i) if personally delivered, when so delivered, (ii) if mailed, three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if sent by electronic facsimile, once transmitted to the fax number specified below and the appropriate telephonic continuation is received, provided that a copy of such notice, request, demand, claim or other communication is promptly thereafter sent in accordance with the provisions of clause (iii) or (iv) hereof, or (iv) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

                     (i)           To  Seller:

Here To Serve Holding Corp.
12540 Broadwell Road, Suite 1203
Milton, Georgia  30004
Fax: (770) 521-0259
Attn: Jeffrey Cosman

with copies (which will not constitute valid delivery to Seller) to:

Richard J. Dreger, Attorney at Law, P.C.
11660 Alpharetta Highway
Building 700, Suite 730
Roswell, Georgia  30076
Fax: (678) 566-6938
Attn:  Richard J. Dreger, Esq.

Lucosky Brookman LLP
101 Wood Avenue South
Woodbridge, NJ 08830
Fax: (732) 395-4401
Attn: Scott E. Linsky

                    (ii)           To Buyer:

Brooklyn Cheesecake & Desserts Acquisition Corp.
2070 Central Park Avenue, 2nd Floor
Yonkers, New York 10710
Fax: (914) 361-1422
Attn: Chief Executive Officer

                    (iii)           To Parent:

Brooklyn Cheesecake & Desserts Company, Inc.
2070 Central Park Avenue, 2nd Floor
Yonkers, New York 10710
Fax: (914) 361-1422
Attn: Chief Executive Officer

     (iv)           To each of the Seller Preferred Stockholders:

[Name of Seller Preferred Stockholder]
c/o Here To Serve Holding Corp.
12540 Broadwell Road, Suite 1203
Milton, Georgia  30004
Fax: (770) 521-0259
Attn: Jeffrey Cosman

          (v)           To Parent Executive:

Anthony Merante, CPA
2070 Central Park Avenue, 2nd Floor
Yonkers, NY 10710
Tel: (914) 361-1420
Fax: (914) 361-1422

                  (vi)           To Parent Majority Shareholder:

Ronald Schutte
c/o Anthony Merante, CPA
2070 Central Park Avenue, 2nd Floor
Yonkers, NY 10710
Tel: (914) 361-1420
Fax: (914) 361-1422

 Either Party may give any notice, request, demand, claim or other communication hereunder using any other means (including, without limitation, electronic mail), but no such notice, request, demand, claim or other communication will be deemed to have been duly given or received unless and until it actually is received by the Party for which it is intended and the notifying Party can provide evidence of such actual receipt. Either Party may change its address for the receipt of notices, requests, demands, claims and other communications hereunder by giving the other Party notice of such change in the manner herein set forth.

           8.2           WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH. OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BUYER TO ENTER INTO THIS AGREEMENT.

           8.3           Waiver. Remedies Cumulative.  The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by law: (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by another Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

           8.4           Entire Agreement and Modification. This Agreement (including the Schedules and Exhibits hereto and the other agreements and instruments to be executed and delivered by the Parties pursuant hereto) constitutes the entire and final agreement among the Parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, commitments, communications and representations made among the Parties, whether written or oral, with respect to the subject matter hereof. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Parties.

           8.5           Assignments; Successors: No Third Party Rights. Other than as expressly permitted herein, no party may assign any of its rights or delegate or cause to be assumed any of its obligations under this Agreement prior to Closing without the prior written consent of each other party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as will inure to a successor or permitted assignee pursuant to this Section 8.5.

           8.6           Severability. If any provision of this Agreement, or the application of any such provision to any party or circumstance is held to be unenforceable or invalid by any governmental body or arbitrator or under any law, ordinance or regulation, the Parties will negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement.  In any event, the invalidity of any provision of this Agreement or portion of a provision will not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

           8.7           Dates and Times. Dates and times set forth in this Agreement for the performance of the parties’ respective obligations hereunder or for the exercise of their rights hereunder will be strictly construed, time being of the essence of this Agreement. All provisions in this Agreement which specify or provide a method to compute a number of days for the performance, delivery, completion or observance by any Party of any action, covenant, agreement, obligation or notice hereunder will mean and refer to calendar days unless otherwise expressly provided.  Except as expressly provided herein, the time for performance of any obligation or taking any action under this Agreement will be deemed to expire at 5:00 p.m. (Georgia time) on the last day of the applicable time period provided for herein.  If the date specified or computed under this Agreement for the performance, delivery, completion or observance of a covenant, agreement, obligation or notice by any Party, or for the occurrence of any event provided for herein is a day other than a business day, then the date for such performance, delivery, completion, observance or occurrence will automatically be extended to the next business day following such date.

           8.8           Governing Law. This Agreement will be governed by and construed under the laws of the State of Georgia without regard to conflicts-of-laws principles that would require the application of any other law.

           8.9           Forum Selection. If any dispute between the Parties arising out of, or relating to this Agreement must be litigated in a court of law, then such Parties hereby stipulate and agree that in such instances such litigation shall be commenced and maintained in a court of competent jurisdiction in either the County of Fulton, Georgia and as a result thereof, such parties hereby waive any and all rights to commence and maintain any such litigation in any other state or federal court, as well as waive any and all rights to a trial by jury on any issue to enforce any term or condition of this Agreement.  Such parties hereby further submit to and accept unconditionally, with respect to any such litigation, personal jurisdiction of such Georgia or federal court.

           8.10         Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic mail in PDF format will constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or by electronic mail in PDF format will be deemed to be~~:~~ their original signatures for all purposes.

(See following pages for execution signatures)

IN WITNESS WHEREOF, the parties have hereunto set their hands and affixed their seals the day and year first above written.

“SELLER”

HERE TO SERVE HOLDING CORP.,
a Delaware Corporation

By:	/s/ Jeffrey Cosman (SEAL)
Jeffrey Cosman
Chief Executive Officer

“PARENT”

BROOKLYN CHEESECAKE &
DESSERTS COMPANY, INC.,
a New York Corporation

“BUYER”

By:	/s/ Anthony Merante (SEAL)
Anthony Merante
Chief Executive Officer

“BUYER”

BROOKLYN CHEESECAKE &
DESSERTS ACQUISITION CORP.,
a New York Corporation

By:	/s/ Anthony Merante (SEAL)
Anthony Merante
Chief Executive Officer

Solely for the limited purposes of binding himself to the obligations contained in Section 2.4 (e) and the representations and warranties contained in Section 3 and the indemnity obligations contained in Section 6.

“PARENT MAJORITY SHAREHOLDER”

By:	/s/ RONALD SCHUTTE (L.S.)
RONALD SCHUTTE
individually

Solely for the limited purposes of binding himself to the obligations contained in the representations and warranties contained in Section 3 and the indemnity obligations contained in Section 6

“PARENT EXECUTIVE”

By:	/s/ ANTHONY J. MERANTE (L.S.)
ANTHONY J. MERANTE
individually

Solely for the limited purposes of binding himself to the obligations contained in Sections 2.2 and 2.4(f) hereof

“SELLER PREFERRED A STOCKHOLDER”

By:	/s/ JEFFREY SCOTT COSMAN (L.S.)
JEFFREY SCOTT COSMAN
individually

Solely for the limited purposes of binding himself to the obligations contained in Sections 2.2 and 2.4(g) hereof

“SELLER PREFERRED B STOCKHOLDER”

By:	/s/ EDWARD H. KNIEP, IV (L.S.)
EDWARD H. KNIEP, IV
individually

Solely for the limited purposes of binding himself to the obligations contained in Sections 2.2 and 2.4(g) hereof

“SELLER PREFERRED B STOCKHOLDER”

By:	/s/ JOSEPH D. REICH (L.S.)
JOSEPH D. REICH
individually

Solely for the limited purposes of binding himself to the obligations contained in Sections 2.2 and 2.4(g) hereof

“SELLER PREFERRED B STOCKHOLDER”

By:	/s/ CHARLES E. BARCOM (L.S.)
CHARLES E. BARCOM
individually

Solely for the limited purposes of binding himself to the obligations contained in Section 2.2 hereof

By:	/s/ JAMES CANOUSE (L.S.)
JAMES CANOUSE
individually